EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Fidelity National Financial, Inc.:

We consent to the use of our report dated March 13, 2006, with respect to the Consolidated Balance Sheets of Fidelity National Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related Consolidated Statements of Earnings, Comprehensive Earnings, Stockholders’ Equity and Cash Flows for each of the years in the three-year period ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

October 19, 2006
Jacksonville, Florida
Certified Public Accountants